Britton & Koontz Capital Corporation

500 Main Street	601-445-5576
P O Box 1407	601-445-2481 Fax
Natchez, MS 39121	http://www.bkbank.com,
corporate@bkbank.com

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION:
October 31, 2011	W. Page Ogden, President & CEO
(Nasdaq - BKBK)	William M. Salters, Treasurer & CFO

BRITTON & KOONTZ CAPITAL REPORTS Q3 2011 FINANCIAL RESULTS

Natchez, Mississippi – The Board of Directors of Britton & Koontz Capital Corporation (Nasdaq: BKBK, "the Company") today reported net income/(loss) and earnings per share for the three and nine month period ended September 30, 2011.

The Company reported a net loss for the three months ended September 30, 2011 of $721 thousand, or ($.34) per diluted share, compared to net income of $681 thousand, or $.32 per diluted share, for the quarter ended September 30, 2010.  For the nine month period ended September 30, 2011, net income and diluted earnings per share were $84 thousand and $0.04, respectively, compared to $1.2 million and $0.58, respectively, for the same period in 2010.  The loss for the three months ended September 30, 2011, is due primarily to a loan loss provision expense of approximately $3.4 million for the quarter, partially offset by a $1.3 million increase in gains on the sale of investment securities. Reduced earnings for the nine month period is due to the aforementioned $3.4 million provision expense in the 3rd quarter of 2011 and lower net interest income of $1.1 million, offset by $2.2 million in year-to-date gains on the sale of investment securities.

Net interest income for the three and nine month periods ended September 30, 2011, decreased $412 thousand and $1.1 million, respectively, over the same period in 2010.  The decline for both periods is primarily due to a shift in the mix of earning assets to lower yielding assets coupled with a loss of interest on specific non-accrual loans of approximately $225 thousand.  The continued lower interest rate environment during 2011 provided limited reinvestment opportunity of cash flows back into the investment market and contributed to the $50.3 million increase in cash reserves at the Federal Reserve Bank at September 30, 2011, as compared to the balance at September 30, 2010.   Interest rate spread and margin declined during both comparative periods as the yield on earning assets declined at a greater pace than cost of interest-bearing liabilities.  Interest rate spread declined 41 and 35 basis points to 2.81% and 2.92% for the three and nine month period ended September 30, 2011, respectively.  Interest rate margin declined 48 and 40 basis points to 3.12% and 3.25% for the three and nine months ended September 30, 2011, respectively.

Non-interest income increased $1.1 million for the 3rd quarter of 2011 compared to the 3rd quarter of 2010 primarily from the sale of investment securities.  The Company sold approximately $16 million of investment securities in the 3rd quarter of 2011, recording a gain of $1.3 million.  Additionally, the 3rd quarter of 2010 included $139 thousand on gains from the sales of other real estate compared to no gains on sales of other real estate in 2011.  Non-interest income increased to $5.0 million for the nine months ended September 30, 2011, from $3.3 million during the same period in 2010.  The increase is primarily due to a $2.2 million increase in gains on sales of investment securities in 2011 compared to the same period in 2010.  In 2010, gains on sale of other real estate were $606 thousand.  Non-interest expense decreased $426 thousand for the 3rd quarter of 2011 compared to the 3rd quarter of 2010, while the decline was $870 thousand for the nine months ended September 30, 2011, compared to the same period in 2010.  Decreases in personnel costs and FDIC assessment expense as well as lower provision expense for loan and late fees associated with the loan portfolio contributed to the decline in non-interest expense for both the three and nine month periods.

Non-performing assets, which include non-accrual loans, loans delinquent 90 days or more, troubled debt restructurings and other real estate, increased to $16.2 million, or 4.35% of total assets, at September 30, 2011, from $11.3 million, or 3.01% of total assets at December 31, 2010.  Net loan charge-offs of $1.0 million, or .50% of average loans, through the nine months ended September 30, 2011, decreased from $2.6 million, or 1.18% of average loans, during the same period in 2010.  However, in spite of the improved charge-offs, the allowance for loan losses at September 30, 2011, increased to $6.1 million, or 3.17% of total loans, from $2.4 million, or 1.15% of total loans, at December 31, 2010.  The increase in the allowance reflects an increase in the loan loss provision primarily in the 3rd quarter of 2011.

The increase in non-performing assets is chiefly the result of the transfer of one commercial real estate related loan originated in the Company’s Baton Rouge, Louisiana office to non-accrual status during the 3rd quarter of 2011.  The increased provision for loan losses is primarily attributable to estimated exposure on this credit, as well as the reassessment of a previously impaired loan and adjustments to historical loss and qualitative factors in the general reserve calculation to reflect current economic conditions in the Company’s markets.  The Company determined to transfer the above-mentioned credit to non-accrual status based on current project financial information and internal adjustments to a prior appraisal.  The Company also ordered an independent appraisal of the real estate collateral securing this credit, although the Company has not yet received the appraisal as of the date of this release.  However, experience with recent independent appraisals reflects a significant downward valuation trend in keeping with the general negative economic environment.

           The Company’s Regulatory Tier 1 Capital of $42 million, or approximately 18% of risk weighted assets, substantially exceeds the approximate $9 million, or 4%, minimum regulatory capital requirements.

Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz Bank, N.A. which operates three full service offices in Natchez, two in Vicksburg, Mississippi, and three in Baton Rouge, Louisiana, and a loan production office in Central, Louisiana.  As of September 30, 2011, the Company reported assets of $371.3 million and equity of $38.4 million.  The Company’s stock is traded on NASDAQ under the symbol BKBK and the transfer agent is American Stock Transfer & Trust Company.  Total shares outstanding at September 30, 2011, were 2,138,466.

Forward Looking Statements

This news release contains statements regarding the projected performance of Britton & Koontz Capital Corporation and its subsidiaries.  These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act.  Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties.  Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

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Britton and Koontz Capital Corporation
Financial Highlights
(Unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,

	2011	2010	2011	2010
Income Statement Data
Interest income	$3,778,488	$4,624,042	$12,185,886	$14,245,788
Interest expense	1,002,218	1,435,597	3,438,800	4,392,118
Net interest income	2,776,270	3,188,445	8,747,086	9,853,670
Provision for loan losses	3,380,000	150,000	4,692,000	1,449,996
Net interest income/(loss) after
provision for loan losses	(603,730)	3,038,445	4,055,086	8,403,674
Non-interest income	2,076,589	985,118	5,040,923	3,278,770
Non-interest expense	2,745,067	3,171,196	9,502,519	10,373,166
Income/(loss) before income taxes	(1,272,208)	852,367	(406,510)	1,309,278
Income taxes	(551,401)	171,520	(490,236)	61,288
Net income/(loss)	$(720,807)	$680,847	$83,726	$1,247,990

Return on Average Assets	-0.77%	0.73%	0.03%	0.44%
Return on Average Equity	-7.27%	6.75%	0.28%	4.14%

Diluted:
Net income/(loss) per share	$(0.34)	$0.32	$0.04	$0.58
Weighted average shares outstanding	2,141,944	2,135,800	2,140,730	2,134,685

Britton and Koontz Capital Corporation
Financial Highlights
(Unaudited) (Continued)
	September 30,	June 30,	December 31,	September 30,
Balance Sheet Data	2011	2011	2010	2010
Total assets	$371,302,355	$382,409,875	$375,419,683	$374,615,000
Cash and due from banks	56,041,151	39,442,715	5,818,853	5,769,857
Federal funds sold	-	-	112,497	-
Investment securities	108,990,350	130,791,472	138,904,366	138,225,812
Loans, net of UI & loans held for sale	192,030,296	196,749,011	210,564,816	214,125,613
Loans held for sale	4,387,626	3,756,617	6,074,014	2,808,369
Allowance for loan losses	6,085,035	3,562,305	2,420,143	2,714,126
Deposits-interest bearing	212,699,605	217,118,074	212,908,407	214,296,621
Deposits-non interest bearing	54,499,352	58,681,484	45,634,123	42,455,103
Total deposits	267,198,957	275,799,558	258,542,530	256,751,724
Short-term debt	14,984,408	17,520,670	24,977,895	25,329,987
Long-term debt	47,000,000	47,000,000	49,000,000	49,000,000
Stockholders' equity	38,384,773	39,783,821	39,931,973	40,374,442
Book value (per share)	$17.95	$18.57	$18.70	$18.91
Total shares outstanding	2,138,466	2,142,466	2,135,466	2,135,466

Asset Quality Data
Non-accrual loans	$11,748,495	$8,851,825	$7,509,711	$6,701,399
Loans 90+ days past due	219,963	653,727	484,154	247,825
Troubled debt restructurings, still accruing	712,474	147,749	-	-
Total non-performing loans	12,680,932	9,653,301	7,993,865	6,949,224
Other real estate owned	3,469,542	2,975,736	3,303,189	2,895,569
Total non-performing assets	$16,150,474	$12,629,037	$11,297,054	$9,844,793
Total non-performing assets to average assets	4.26%	3.32%	3.00%	2.60%
Net chargeoffs - ytd	$1,027,107	$169,838	$3,133,599	$2,614,611
YTD net chargeoffs as a percent of average loans	0.50%	0.08%	1.42%	1.18%